Exhibit 10.1

April 25, 2008

VIA FACSIMILE

Douglas C. Lane

President & CEO

Abviva, Inc.

The Tower

10940 Wilshire Blvd., Suite 600

Los Angeles, CA 90024

RE:

Resignation from Abviva Board of Directors

Dear Doug:

Please accept my resignation from the Board of Directors of Abviva, Inc. effective immediately.  My new role as partner/counsel at Anthem Venture Partners has and will continue to place restrictions on my time and I simply cannot dedicate the requisite effort to Abviva—the timing of this letter is probably not ideal but is not in any way influenced by your recent proposal.

I have enjoyed working with you and the Board for the past nearly 2 years.  I wish you and the Board all the best in your efforts to Abviva forward.

Very truly yours,

/s/ Jonathan F. Atzen

Jonathan F. Atzen